Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

September 8, 2014

Gannett Co., Inc. Announces Completion of $675 Million Offering of Senior Notes

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced the successful completion of its previously announced private placement offering of $350 million aggregate principal amount of its 4.875% Senior Notes due 2021 and $325 million aggregate principal amount of its 5.500% Senior Notes due 2024.

“A combination of outstanding execution and very strong market interest in these notes resulted in a highly favorable outcome,” said Gannett President and CEO Gracia Martore. “Gannett continues to have excellent financial flexibility thanks to its strong balance sheet.”

The Company intends to use the net proceeds from the offering plus available cash and borrowings under its revolving credit facility to finance the acquisition of all of the outstanding membership interests of Classified Ventures, LLC (owner of Cars.com) that it does not already own. Any remaining proceeds may be used for general corporate purposes.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 110 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com